Exhibit (c)(7)

November 24, 2013 Project WILDCATS Views on Valuation Strictly Private & Confidential SANDLER O’NEILL + PARTNERS, L.P.

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Overview LION’s current proposal to acquire TIGER does not fully reflect the intrinsic value of TIGER nor the premium that should be accorded to TIGER shareholders The proposed premium to TIGER’s current stock price is minimal or negative when compared to where LION and TIGER stock have traded over the last year It is only within the past few weeks that LION’s proposal represent a premium to TIGER’s stock price TIGER’s current stock price is temporarily trading below book value given its Third Quarter results With expected EPS of $.30 and a planned distribution of $.22 in the Fourth Quarter, TIGER stock should return to book value or exceed it Over the last two years, TIGER has consistently traded in line with reported GAAP book value per share The intrinsic value of TIGER’s stock exceeds the value of LION’s current proposal The current value of the expected future trading price of TIGER stock based on a range of estimates and multiples for comparable companies and TIGER’s historical trading multiples support higher prices TIGER can further enhance the value to its shareholders by using its expected liquidity to buy back stock at current levels The premiums paid in similar transactions, where a sponsor or affiliate of the target is the buyer, significantly exceeds the current proposal In situations where there is only one buyer, the premiums average 24% If the transaction is viewed as a $2.3 billion offering of LION’s stock and the investment of the proceeds in earning assets, this transaction provides large savings to LION relative to that alternative Avoidance of underwriting discount and fees as well as the market impact of issuing one third of LION’s current liquid stock market capitalization Roughly equivalent to $1.85 per TIGER share

Proposal Value 1. TIGER book value is $10.42 as of 9/30/13 0.480 Exchange Ratio Date 11/22/2013 20-Day VWAP YTD VWAP LION Share Price $23.30 $22.97 $19.58 Implied Purchase Price $11.18 $11.03 $9.40 Implied Total Purchase Price ($mm) $2,291 $2,258 $1,925 TIGER Share Price $9.64 $9.69 $10.67 Premium to TIGER 11/22/13 Price 16.0% 14.4% (2.5%) 20-Day VWAP 15.4% 13.8% (3.0%) YTD VWAP 4.8% 3.3% (11.9%) Premium to TIGER Book Value (1) 7.3% 5.8% (9.8%)

Implied Value of Proposal at Exchange Ratio of 0.48 Pricing as of November 22, 2013 Source: SNL Financial Based on LION Share Price $0.00 $2.50 $5.00 $7.50 $10.00 $12.50 11/22/2010 5/22/2011 11/22/2011 5/22/2012 11/22/2012 5/22/2013 11/22/2013 Implied TIGER Valuation Per Share TIGER Share Price

TIGER Book Value, Book Multiple, EPS and Distributions By Quarter Source: Company filings 0.00x 0.25x 0.50x 0.75x 1.00x 1.25x $0.00 $3.00 $6.00 $9.00 $12.00 $15.00 12/31/11 03/31/12 06/30/12 09/30/12 12/31/12 03/31/13 06/30/13 09/30/13 Book Value Per Share Price/Book 1.00x Book $0.70 $0.60 $0.50 $0.40 $0.30 $0.20 $0.10 $0.00 12/31/11 03/31/12 06/30/12 09/30/12 12/31/12 03/31/13 06/30/13 09/30/13 12/31/13E Earnings Per Share Income Distributions $0.61 $0.43 $0.48 $0.39 $0.40 $0.46 $0.39 $0.30 $0.18 $0.18 $0.21 $0.21 $0.21 $0.21 $0.21 $0.16 $0.22 $0.22

Imputed Value of TIGER Under Various Scenarios

	Reference	TIGER Management's View on Future EPS		
		Street Case[1]	Base Case[2]	Aggressive Case[2]
		2014E	2015E	2015E
TIGER Estimated Earnings		$1.05	$1.22	$1.46
TIGER Income Distributions Assumed at 90%[3]	90.0%	$0.95	$1.10	$1.31
Imputed NPV Per Share Based on BDC Dividend Yields				
Median	8.7%	$11.17	$12.82	$15.14
Mean	8.9%	$10.91	$12.54	$14.80
Imputed NPV Per Share Based on Projected Senior / Floating BDC Dividend Yields				
Median	7.7%	$12.41	$14.16	$16.74
Mean	8.8%	$11.04	$12.67	$14.96
Imputed Value Per Share Based on Historical TIGER Valuation (3 Year Period)				
Median Dividend Yield	7.9%	$11.89	$13.82	$16.53
Mean Dividend Yield	7.8%	$12.17	$14.14	$16.92

Note: NPV calculated using a discount rate of 8.0%. Rate calculated using a beta of 0.91, a risk free rate of 2.80% and an equity risk premium of 5.70%
1. Mean analyst estimate of $1.05. TIGER Management provided a range of $1.00 to $1.10 for 2014E EPS
2. Source: Management's Strategic Plan Recommendation in TIGER Strategic Review Presentation for Board of Directors (10/22/13)
3. Management has given guidance that they will maintain a quarterly income distribution of $0.22 per share. However, we assumed that 90% of all earnings per share is paid out in order to provide an illustrative valuation analysis
Source: SNL Financial

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EPS Accretion / Dilution Based on TIGER Share Buybacks Note: Assumes 50% of buyback is funded at 7.50% coupon debt and 50% is funded with cash from the balance sheet that has an opportunity cost of 25 basis points 1. Mean analyst estimate of $1.05 in 2014. 2015 is calculated as the 2014E EPS multiplied by the long term mean analyst growth rate of 10% 2. Source: Management’s Strategic Plan Recommendation in TIGER Strategic Review Presentation for Board of Directors (10/22/13) Purchase Price $9.64 $10.00 $10.75 $11.18 $200 Million Buyback 2014 Street (1) 7.4% 6.9% 6.1% 5.7% 2015 Street (1) 7.7% 7.3% 6.5% 6.1% Base Case (2) 7.9% 7.5% 6.7% 6.3% Aggressive Case (2) 8.5% 8.0% 7.2% 6.8%

An examination of selected1 affiliated party financial services transactions indicated the following: The final offer price is a market premium in excess of 20% to the initial share price before offer The final offer is most often at a premium in excess of 10% to the initial offer The buyer typically submits 3-5 bids before agreeing to price with the seller In several cases the seller announced the existence of an offer to the public during the negotiating process M&A Perspective: Recent Affiliated-Party Financial Services Transactions Observations 1. Transactions involving U.S. based publicly-traded targets in the financial services industry with deal values between $500 million and $5 billion since January 1, 2007 where acquirer owned at least 10% of target pre –transaction and acquired 100% of the remaining stock 2. Includes special dividend Source: SNL Financial, Thompson IB, SEC filings

Comparison to LION Stand-Alone Equity Raise 1. Assumed to equal current deal value Components of Discounts in Offering Price and Aggregate Dollar Impacts Current Price $23.30 $23.30 $23.30 $23.30 Net Offering Price / Proceeds $20.00 $20.50 $21.00 $21.50 Pricing Discount to Current Price 11.5% 9.3% 7.1% 4.9% Underwriting Fees and Expenses 3.0% 3.0% 3.0% 3.0% Overall Fees & Discounts 14.2% 12.0% 9.9% 7.7% Total Economic Cost of Offering to LION ($ Aggregate) ($378.0) ($312.9) ($250.9) ($191.8) Equivalent Economic Cost per TIGER Share $1.85 $1.53 $1.22 $0.94 Implied Price per TIGER Share Including Book Value $12.27 $11.95 $11.64 $11.36 Assumptions and Inputs Total Target Capital Raise ($mm) (1) $2,290.8 TIGER Shares Outstanding (mm) 204.8 Proposed Deal Value per Share $11.18 TIGER Book Value per Share $10.42 Shares Issued to TIGER in Proposed Merger (mm) 98.3

Appendix

Comparable Group Analysis for TIGER

Dollar values in millions except share price

						Valuation					Total Return	
						Price/						
Company	Ticker	Share Price ($)	Market Cap ($mm)	Total Assets ($mm)	LTM ROE (%)	NAV (x)	2013 Est. EPS (x)	2014 Est. EPS (x)	2015 Est. EPS (x)	Current Dividend Yield[1] (%)	Three Month (%)	One Year (%)
Business Development Companies												
Ares Capital Corporation	ARCC	18.26	5,136	7,754	12.9	1.12	11.1	11.1	10.2	8.3	5.7	14.7
Prospect Capital Corporation	PSEC	11.48	3,263	4,784	10.2	1.07	9.0	9.1	9.5	11.5	5.1	21.5
Apollo Investment Corporation	AINV	8.89	1,998	3,140	8.0	1.07	10.1	10.3	9.1	9.0	13.9	22.1
Fifth Street Finance Corp.	FSC	10.19	1,415	1,897	10.2	1.03	9.5	9.0	8.3	11.3	(0.8)	7.3
Main Street Capital Corporation	MAIN	31.79	1,263	1,239	15.3	1.59	15.8	14.0	NA	6.2	11.0	13.9
Hercules Technology Growth Capital, Inc.	HTGC	17.04	1,052	1,228	17.2	1.64	14.0	13.1	11.8	7.3	17.1	74.4
Solar Capital Ltd.	SLRC	23.04	1,020	1,256	7.2	1.04	12.2	13.1	12.6	6.9	6.5	12.1
Triangle Capital Corporation	TCAP	28.79	797	807	18.5	1.81	12.8	12.5	NA	7.5	(0.8)	25.4
Golub Capital BDC, Inc.	GBDC	18.25	789	1,016	9.6	1.21	13.7	13.4	11.6	7.0	8.2	27.5
PennantPark Investment Corporation	PNNT	11.68	777	1,153	13.3	1.11	11.3	10.2	NA	9.6	6.9	26.0
Blackrock Kelso Capital Corporation	BKCC	9.70	722	1,194	9.1	1.03	10.9	10.0	10.3	10.7	(1.1)	8.6
New Mountain Finance Corporation	NMFC	14.87	672	548	12.5	1.04	9.8	10.9	NA	9.1	4.2	12.3
Medley Capital Corporation	MCC	13.99	561	725	9.5	1.11	9.3	8.9	8.0	10.6	4.2	11.5
THL Credit, Inc.	TCRD	16.73	567	598	10.7	1.25	11.6	11.6	10.8	8.1	12.2	30.4
TICC Capital Corp.	TICC	10.56	563	1,022	12.6	1.07	10.1	9.3	8.9	11.0	11.6	23.4
TCP Capital Corp.	TCPC	17.21	534	729	9.0	1.14	10.6	10.4	NA	8.4	14.0	26.5
Median		15.80	793	1,173	10.5	1.11	11.0	10.7	10.2	8.7	6.7	21.8
Mean		16.33	1,494	2,080	11.5	1.18	11.8	11.3	10.4	8.9	7.9	22.8
Business Development Companies - Senior / Floating Funds												
Solar Senior Capital Ltd.	SUNS	18.48	213	286	4.0	1.03	15.7	13.7	12.8	7.6	4.6	12.1
PennantPark Floating Rate Capital	PFLT	13.79	205	329	9.0	0.98	12.2	12.0	NA	7.8	4.2	16.3
Oxford Lane Capital Corporation	OXLC	15.96	122	146	9.5	0.99	14.1	14.1	NA	13.8	3.0	16.5
Fifth Street Senior Floating Rate Corp.	FSFR	13.41	89	100	NA	0.89	41.9	12.4	NA	6.0	(3.8)	(3.8)
Median		14.88	164	216	9.0	0.98	14.9	13.1	12.8	7.7	3.6	14.2
Mean		15.41	157	215	7.5	0.97	21.0	13.1	12.8	8.8	2.0	10.3
TIGER	TIGER	9.64	1,975	8,472	13.5	0.93	7.6[2]	9.2[2]	8.3	9.1	(5.2)	3.2

Note: Financial data as of MQR and LTM for ROE; pricing data as of November 22, 2013
1. Dividend yield computed as most recent quarterly dividend annualized divided by closing share price
2. Compass Point estimates are excluded
Source: SNL Financial

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